Exhibit 10.4.2
                                                  							    ---------------

                               BUSINESS LOAN AGREEMENT


                    This Agreement dated as of February 7, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Separation and Recovery Systems, Inc. (the
          "Borrower").


          1.   FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

          1.1  LINE OF CREDIT AMOUNT.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is One Million Dollars ($1,000,000).

          (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the borrower may repay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility
               No. 1 Commitment.


          1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 31, 1996 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.


          1.3  INTEREST RATE.

          (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus three-eights (0.375) of one percentage point.

          (b) The Reference Rate is the rate of interest publicly announced from time to time by the bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.


          1.4  REPAYMENT TERMS.

          (a) The Borrower will pay interest on March 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.
               Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.


          1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is long than 30 days, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.


          1.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

          (a) The "Fixed Rate" means the fixed rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

          (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

          (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (d) The Borrower may not elect a Fixed Rate with respect to any portion f the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

          (e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

          (f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

               (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period staring on the date on which it was prepaid and ending on the last day of the interest period for such portion.


          1.7 LETTERS OF CREDIT. This line of credit may be used for financing:

               (i) commercial letters of credit with a maximum maturing of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

               (ii) standby letters of credit with a maximum maturing of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date.

               (iii) The amount of letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed), may not exceed Five Hundred Thousand Dollars ($500,000).


          The Borrower agrees:

          (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

          (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

          (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

          (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

          (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.


          2.   FACILITY NO. 2:  LINE OF CREDIT AMOUNT AND TERMS

          2.1  LINE OF CREDIT AMOUNT.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 2 Commitment") is Three Million Dollars ($3,000,000).

          (b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

          (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 2 Commitment.


          2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 31, 1996 (the "Facility No. 2 Expiration Date") unless the Borrower is in default.


          2.3 OUTSTANDING TERM LOAN. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of Six Hundred Fifty Thousand Dollars ($650,000). This term loan is currently subject to the terms and conditions of Facility No. 2 of the Business Loan Agreement dated December 21, 1994. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility No. 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.


          2.4 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus three-eighths (0.375) of one percentage point.


          2.5  REPAYMENT TERMS.

          (a) The Borrower will pay interest on March 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay the principal amount outstanding on the Facility No. 2 Expiration Date in 36 successive equal monthly installments starting January 31, 1997. On December 31, 1999, the Borrower will repay the remaining principal balance plus any interest then due.

          (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.


          2.6 OPTIONAL INTEREST RATES. Instead of the interest rate based ont he Bank's Reference Rate, the Borrower may elect to have all or portions of the loan (during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is long than 30 days, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based ont he Reference Rate, unless the Borrower has designated another optional interest rate for the portion.


          2.7 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Fixed rate, subject to the following requirements:

          (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

          (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

          (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the loan which is scheduled to be repaid before the last day of the applicable interest period.

          (e) Any portion of the principal balance of the loan already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

          (f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:


               (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.


          3.   FACILITY NO. 3:  LINE OF CREDIT AMOUNT AND TERMS

          3.1  LINE OF CREDIT AMOUNT.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 3 Commitment") is One Million Four Hundred Thousand Dollars ($1,400,000).

          (b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

          (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 3 Commitment.


          3.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and June 30, 1996 (the "Facility No. 3 Expiration Date") unless the Borrower is in default.


          3.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus three-eighths (0.375) of one percentage point.


          3.4  REPAYMENT TERMS.

          (a) The Borrower will pay interest on March 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay the principal amount outstanding on the Facility No. 3 Expiration Date in 14 successive equal monthly installments starting July 31, 1996. On August 30, 1997, the Borrower will repay the remaining principal balance plus any interest then due.
          (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.


          3.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the loan (during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than 30 days, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.


          3.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Fixed Rate, subject to the following requirements:

          (a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

          (b) The interest period during which the Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

          (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

          (d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the loan which is scheduled to be repaid before the last day of the applicable interest period.

          (e) Any portion of the principal balance of the loan already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

          (f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

               (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.


          4.   FEES AND EXPENSES

          4.1 UNUSED COMMITMENT FEE (FACILITY NO. 1). The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at .50% per year. this fee is due on March 31, 1996, and on the last day of each following quarter until the Facility No. 1 Expiration Date.

          4.2  EXPENSES.

          (a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

          (b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.
               Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

          (c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.


          5.   COLLATERAL

          5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future s listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the borrower to the Bank shall also secure this Agreement.

          (a)  Receivables and general intangibles.

          (b)  Inventory.

          (c)  Machinery and equipment.


          6.   DISBURSEMENTS, PAYMENTS AND COSTS

          6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.


          6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

          (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

          (b) made for the account of the Bank's branch selected by the Bank from time to time;

          (c) made in immediately available funds, or such other type of funds selected by the Bank;

          (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.


          6.3  TELEPHONE AUTHORIZATION.

          (a) The Bank may honor telephone instructions for advances or repayments or for the designation of option interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14569-50093, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

          (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting rom telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.


          6.4  DIRECT DEBIT.

          (a) The Borrower agrees that interest principal payments and any fees will be deducted automatically on the due date from checking account number 14569-500093.

          (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

          (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.


          6.5 BANKING DAYS. Unless otherwise provided in this Agreement a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.


          6.6 TAXES. The Borrower will not deduct any taxes from any payment sit makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.


          6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined b the Bank, using any reasonable method. The costs include the following:

          (a)  any reserve or deposit requirements; and

          (b) any capital requirements relating to the Bank's assets and commitments for credit.


          6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.


          6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus one and one-half (1.50) percentage points. this may result in compounding of interest.


          7.   CONDITIONS

          The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

          7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.


          7.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.


          7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.


          7.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.


          7.5 OTHER ITEMS. Any other items that the Bank reasonably requires.


          8.   REPRESENTATIONS AND WARRANTIES

          When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

          8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.


          8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organization papers.


          8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.


          8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.


          8.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.


          8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of June 30, 1995, is:

          (a) sufficiently complete to vie the Bank accurate knowledge of the Borrower's ( and any guarantor's) financial condition.

          (b)  in form and content required by the Bank.

          (c)  in compliance with all government regulations that apply.

          Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor).


          8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.


          8.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

          8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.


          8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.


          8.11 INCOME TAX RETURNS. The Borrower had no knowledge of any pending assessments or adjustments of its income tax for any year.


          8.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.


          8.13 ERISA PLANS.

          (a) the Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under title IV of ERISA.

          (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

          (c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

          (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (e) The following terms have the meanings indicated for purposes of this Agreement:

               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

               (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

               (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.


          8.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.


          9.   COVENANTS

          The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:


          9.1 USE OF PROCEEDS. To use the proceeds of Facility No. 1 only for working capital and issuance of letters of credit; and to use the proceeds of Facility No. 2 and facility No. 3 only for capital expenditures.


          9.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

          (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

          (b) Within 45 days of the period's end, the Borrower's quarterly financial statements. these financial statements may be Borrower prepared. The statements shall be prepared on a solidated basis.

          (c) Within the periods provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth
               (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

          (d) Within 45 days of the period's end, the Borrower's quarterly equipment list. This equipment list must include model number and location, and such other information as the Bank may require.


          9.3 QUICK RATIO. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 65:1, on a quarterly basis. "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.


          9.4 TANGIBLE NET WORTH. To maintain on a consolidated basis tangible net worth, on a quarterly basis, equal to at least the sum of the following:

          (a) Seven Million Four Hundred Thousand Dollars ($7,400,000), plus

          (b) 75% of net income after income taxes earned in each annual accounting period commencing fiscal year ending June 30, 1996.

          "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, ,organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.


          9.5 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. to maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding .75:1, on a quarterly basis. "Total liabilities" means the sum of current liabilities plus long term liabilities.


          9.6 FIXED CHARGE COVERAGE RATIO. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1:40:1. "Fixed charge Coverage Ratio" is defined as the (sum of net profit after taxes plus depreciation and interest expense minus non-financed capital expenditures) divided by (the sum of current maturities
                                ----------
          of long term debt plus capital leases and interest expense).
          This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. Current maturities of long term debt is defined as required principal payments for the four-quarter period measured. Non-financed capital expenditures is defined as actual capital expenditures less positive increases in current maturities of long term debt and long term debt outstanding for the four-quarter period measured.


          9.7 LIMITATION ON LOSSES. Not to incur on a consolidated basis a net loss before taxes and extraordinary items in any two consecutive quarterly accounting periods.


          9.8 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

          (a) Acquiring goods, supplies, or merchandise on normal trade credit.

          (b) Endorsing negotiable instruments received in the usual course of business.

          (c)  Obtaining surety bonds in the usual course of business.

          (d) Debts and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statement dated June 30, 1995.


          9.9 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

          (a)  Debts of trust and security agreements in favor of the Bank.

          (b)  Liens for taxes not yet due.


          9.10 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.


          9.11 OUT OF DEBT PERIOD (FACILITY NO. 1). To repay any advances in full, and not to draw any additional advances on its Facility No. 1 line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and December 31, 1996, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

          9.12 NOTICES TO BANK.  To promptly notify the Bank in writing of:

          (a) any lawsuit over Two Hundred Fifty Thousand Dollars (S250.000) against the Borrower (or any guarantor).

          (b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

          (c)  any failure to comply with this Agreement.

          (d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

          (e) any change in the Borrower's name, legal structure, place of business, or chief execute office if the Borrower has more than one place of business.


          9.13 BOOKS AND RECORDS.  To maintain adequate books and records.


          9.14 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.


          9.15 COMPLIANCE WITH LAWS. To comply with the laws including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.


          9.16 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.


          9.17 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.


          9.18 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.


          9.19 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

          9.20 INSURANCE.

          (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

          (b) General Business Insurance. To maintain insurance as is usual for the business it is in.

          (c) Evidence of Issuance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing an insurance in force.


          9.21 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent

          (a) engage in any business activities substantially different from the Borrower's present business.

          (b)  liquidate or dissolve the Borrower's business.

          (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

          (d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

          (e)  acquire or purchase a business or its assets.

          (f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets. (g) voluntarily suspend its business for more than 5 consecutive days in any 30 day period.


          9.22 ERISA PLANS.  To give prompt written notice to the Bank of:

          (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

          (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

          (c) Any notice of noncompliance made with respect to a Plan under Section 4041 (b) of ERISA.
          (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.


          10.  HAZARDOUS WASTE INDEMNIFICATION

          The Borrower, will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.


          11.  DEFAULT

          If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.


          11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.


          11.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.


          11.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.


          11.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

          11.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.


          11.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Two Hundred Fifty Thousand Dollars (S250,000) or more in excess of any insurance coverage.


          11.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars (S250,000) or more in excess of any insurance coverage.


          11.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.


          11.9 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.


          11.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.


          11.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement or other document required by this Agreement is violated or no longer in effect.


          11.12 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.


          11.13 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

          (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.


          11.14 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.


          12.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

          12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.


          12.2 CALIFORNIA LAW. This Agreement is governed by California law.


          12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrowers and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.


          12.4 ARBITRATION.

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

               (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

               (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

               (iii) Any violation of this Agreement; or

               (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

          (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act-will apply even though this Agreement provides that it is governed by California law.

          (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

          (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

          (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

          (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

          (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

               (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

               (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

               (iii) The referee (or the presiding referee of the panel)
                     will be an active attorney or a retired judge; and

               (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) This provision does not limit the right of the Borrower or the Bank to:

               (i)   exercise self-help remedies such as setoff;

               (ii) foreclose against or sell any real or personal property collateral; or

               (iii) act in a court of law, before, during or after the
                     arbitration proceeding to obtain:

                     (A) an interim remedy; and/or

                     (B) additional or supplementary remedies.

          (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

          (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.


          12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.


          12.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

          12.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, attorneys' fees" includes the allocated costs of in-house counsel.


          12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

          (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

          (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

          (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

          In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

          12.9 NOTICES. Notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.


          12.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.


          12.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.


          12.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Business Loan Agreement entered into as of December 21, 1994, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

          This Agreement is executed as of the date stated at the top of the first page.



          Bank of America
          National Trust and Savings          Separation &
          Association                         Recovery Systems, Inc.



          X   /s/ L.A. Perfetto              X  /s/ Joseph De Franco
           -------------------------------    -----------------------------
          By:     L.A. Perfetto              By:     Joseph De Franco
          Title:  Vice President             Title:  President



          Address where notices to the       Address where notices to the
          Bank are to be sent:               Borrower are to be sent:


          North Orange County RCBO #1456
          300 South Harbor Boulevard         1762 McGaw Avenue
          Anaheim, CA  92805                 Irvine, CA 92714-4962